Exhibit 5.1

FREYR Battery
Société anonyme
412F, route d’Esch
L-2086 Luxembourg
Grand Duchy of Luxembourg

(the “Addressee” and “Company”)

DRAFT – For discussion purposes only

Luxembourg, [●] 2021

O/Ref.:	PH/BEN
Re:	Adama - Legal Opinion - Form S-4 Registration Statement

Ladies and Gentlemen,

1. We have acted as Luxembourg counsel to the Company, a société anonyme organised under the laws of Luxembourg with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés in Luxembourg (the “RCS”) under number B 251.199, in connection with the registration statement on Form S-4 filed on [●] 2021, as amended (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to a business combination provided for in the State of New York law governed business combination agreement (the “Business Combination Agreement”) dated 29 January 2021 and entered into between, among others, the Company, Alussa Energy Acquisition Corp. (the “SPAC”) and Adama Charlie Sub (the “Cayman Sub”) and the issuance of new ordinary shares in the Company (the “Shares”) to the shareholders of the SPAC in consideration for the contribution in kind of all the shares of the SPAC to the Company pursuant to section 2.1(a) of the Business Combination Agreement (the “Contribution in Kind”) and as a result of the consummation of the merger between the Cayman Sub as absorbed company and the SPAC as absorbing company (the “Merger”).

2. For the purpose of this opinion, we have reviewed the following documents:

2.1	an e-mailed copy of an executed version of the Business Combination Agreement;

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577

2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

2.2	an e-mailed copy of the Registration Statement dated [●] 2021;

2.3	a copy of the Company's consolidated articles of association (statuts) dated [●] 2021 [as filed with the RCS on [●] 2021] (the “Articles”);

2.4	an e-mailed copy of an executed version of the resolutions of the sole director of the Company (the “Sole Director”) dated 12 February 2021 approving inter alia the entry into of the Business Combination Agreement and the issuance of the Shares (the “Resolutions”);

2.5	an e-mailed copy of a form of a decision by the delegate of the Sole Director regarding the issuance of the Shares (the “Delegate Decision”);

2.6	a form of a notarial deed of record recording the issuance of the Shares (the “Notarial Deed”);

2.7	an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated [●] 2021 (the “RCS Certificate”) certifying that as of [●] 2021 no court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) have been filed with the RCS in respect of the Company; and

2.8	an electronic excerpt issued by the RCS in relation to the Company dated [●] 2021 (the “Excerpt”).

The documents listed under paragraphs 2.1 through [2.8] are hereinafter referred to as the “Documents”.

Except for the Documents, we have not, for the purposes of this opinion, examined any other document even if referred to or annexed as schedules or exhibits to the Documents and entered into by or affecting the Company.

3. We made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on [●] 2021 at [●] [a./p.]m. (CET) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we also made an enquiry in relation to the Company on the website of the RCS on [●] 2021 at [●] [a./p.]m. (CET) as to whether a faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation) or any similar Fileable Foreign Proceedings, or a decision appointing an administrateur provisoire (interim administrator) had been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Search, no court ruling declaring the Company subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation), or appointing an administrateur provisoire (interim administrator), and no similar Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. The Searches are subject to disclaimers on the relevant websites and do not reveal whether any such court ruling has been rendered, any such proceedings or Fileable Foreign Proceedings commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation), and the results of the Searches set out in this paragraph are qualified accordingly.

We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above.

4. The present opinion relates only to the laws of Luxembourg as they are in force and are construed at the date hereof in prevailing published court precedents. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation on any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the Documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

5. For the purpose of rendering this opinion, we have assumed and have not verified independently:

(i)	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

(ii)	that copy documents or the forms of documents provided to us are true copies of, or in the final form of, the originals;

(iii)	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Business Combination Agreement or who give information on which we rely;

(iv)	that each person expressed to be a party to the Business Combination Agreement (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

(v)	that the Business Combination Agreement is within the capacity and powers of, and has been, validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitutes the legal, valid, binding and enforceable obligations of all relevant parties in accordance with its terms under all applicable laws;

(vi)	that all authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Business Combination Agreement have been or will be obtained;

(vii)	that the Notarial Deed will be passed before a notary in Luxembourg in order to reflect the increase of the share capital of the Company by the issue of the Shares within one month of the issue of the Shares and then filed by the instrumenting notary with the RCS and that it shall be published in the Luxembourg electronic legal gazette (Recueil Electronique des Sociétés et Associations (RESA));

(viii)	that the Excerpt and the Certificate are correct, complete and up-to-date;

(ix)	that the Resolutions are and the Delegate Decision will be true records of the proceedings described therein, that the resolutions set out in the Resolutions were validly passed and remain in full force and effect without modification, and that the confirmations set out in the Delegate Decision will conform in all material respects to the form of Delegate Decision;

(x)	that a Luxembourg independent auditor (cabinet de révision agréé, réviseur d’entreprises) will issue its report on a contribution in kind, prior to the Merger and in accordance with Luxembourg law and the Business Combination Agreement;

(xi)	that there are and have been no dealings between the parties which affect the Business Combination Agreement;

(xii)	that the Company derives an economic and commercial benefit (intérêt social) from the entering into and performance of the Business Combination Agreement;

(xiii)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the Cayman Islands or the State of New York;

(xiv)	that none of the parties to the Business Combination Agreement has acted or will act with a view to defraud third parties’ (including creditors’) rights;

(xv)	that the Business Combination Agreement has the same meaning under the laws by which it is governed as it would have if it were interpreted under Luxembourg law by a Luxembourg court;

(xvi)	that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg; and

(xvii)	that the Merger and the Contribution in Kind will be effective in accordance with the Business Combination Agreement and the applicable laws and regulations of the Cayman Islands.

6. Based on the Documents and subject to the above as well as the reservations set out below and to any matters or documents not disclosed to us, we are of the following opinion:

6.1	The Company is a public limited liability company (société anonyme) incorporated and existing under the laws of Luxembourg. The Articles currently provide for an unlimited duration.

6.2.	The Shares have been authorised for issuance and, upon effectiveness of the Contribution in Kind and the Merger in accordance with the Resolutions, the Delegate Decision and the Business Combination Agreement, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of the Shares).

7. This opinion is subject to the following qualifications:

7.1.	The opinions stated herein are subject to all limitations resulting from any laws from time to time in effect relating to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation, suretyship and all other similar laws affecting creditors’ rights generally.

7.2.	Our opinion as to the existence of the Company is based solely on the Searches, the Articles, the Excerpt and the Certificate.

7.3.	The corporate or other documents (including, but not limited to, the notice of a bankruptcy or liquidation ruling or a dissolution resolution, the notice of the appointment of an insolvency receiver or liquidator or other similar officer) of or with respect to the Company may not be held at the RCS immediately and there may be a delay in the relevant document appearing on the file of the Company.

7.4.	Other than expressly opined on herein (and subject to the assumptions and reservations herein), we express no opinion on the accuracy of, nor whether any party has complied with, any representations, warranty, covenant or undertakings made by or concerning any party to the Documents save and insofar as the matters warranted are the subject matter of specific opinions herein.

7.5.	Other than expressly opined on herein (and subject to the assumptions and reservations herein), we express no opinion on the validity or enforceability against all relevant parties of the Business Combination Agreement or the Registration Statement in accordance with their respective terms under all relevant laws.

7.6.	We express no opinion on taxation, accounting or regulatory matters.

7.7.	We express no opinion on any documents referred to in the Business Combination Agreement or the Registration Statement, but not specifically examined by us.

7.8.	The admissibility in evidence of the Business Combination Agreement or the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of the Business Combination Agreement or the Registration Statement into French or German.

8. This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above. This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

9. It is understood that this opinion is to be used solely in connection with the issuance of the Shares and the filing of the Registration Statement. This opinion may not be relied upon for any other purpose without our prior written consent.

10. We hereby consent to the filing of this opinion as Exhibit 5.1 to the report on Form S-4 filed by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Registration Statement under the heading "Legal Matters", as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission referred to thereunder.

Yours sincerely,

ELVINGER HOSS PRUSSEN
société anonyme

Philippe Hoss
Partner